Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 for the Amended and Restated Restricted Stock Unit Incentive Plan (dated November 6, 2023) of our auditor’s report dated April 17, 2023 with respect to the consolidated financial statements of Bunker Hill Mining Corp. as at December 31, 2022 and December 31, 2021 and for the years then ended, as included in the Annual Report on Form 10-K of Bunker Hill Mining Corp. for the year ended December 31, 2022, as filed with the United States Securities Exchange Commission.

November 6, 2023	/s/ MNP LLP
Chartered Professional Accountants
Mississauga, Canada	Licensed Public Accountants